EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Regional Management Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.10 per share	Other	131,721(3)	$34.33	$4,521,981.93	0.0001381	$624.49
Total Offering Amount				—	$4,521,981.93	—	$624.49
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$624.49

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(1)
This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends, or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low prices of Regional Management Corp.’s common stock on February 12, 2026, as reported on the New York Stock Exchange.

(3)
Represents 131,721 shares that became available for future issuance under the Company’s 2024 Long-Term Incentive Plan (the “2024 Plan”) due to forfeitures of equity awards previously made under the terms of the 2024 Plan and the Company’s 2015 Long-Term Incentive Plan (as amended and restated May 20, 2021).